Exhibit 3.17

CERTIFICATE OF FORMATION

OF

NWQ HOLDINGS, LLC

This Certificate of Formation of NWQ Holdings, LLC (the “Company”), dated as of January 18, 2006, is being duly executed and filed by Nicholas G. Demmo, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et. seq.).

FIRST. The name of the limited liability company formed hereby is, NWQ Holdings, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, County of Kent.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Registered Agents, 160 Greentree Drive, Suite 101, Dover, Delaware, 19904, County of Kent.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Nicholas G. Demmo
Nicholas G. Demmo, Esq.
Authorized Person